Exhibit 10.8

LOCKHEED MARTIN CORPORATION
DEFERRED MANAGEMENT INCENTIVE COMPENSATION PLAN
(As Amended and Restated Generally Effective January 1, 2020)

Amendment No. 2

Lockheed Martin Corporation wishes to revise the Lockheed Martin Corporation Deferred Management Incentive Compensation Plan (Plan) to reflect the current annual incentive plan payments that may be deferred under the Plan, to clarify when prospective payment election changes become irrevocable, and to incorporate gender-neutral pronouns into the Plan. Accordingly, the Plan is revised as follows.
1.    Section 24 of Article II of the Plan is amended in its entirety to read as follows:
“24.    MICP – The Lockheed Martin Corporation 2021 Management Incentive Compensation Plan and the Lockheed Martin Corporation Attorney Incentive Plan, Amended and Restated Effective January 1, 2021.”
2.    Section 4(d) of Article V of the Plan is amended in its entirety to read as follows:
“4(d)    Notwithstanding anything to the contrary in this Article V, a Participant may make a new election with respect to the commencement of payment and form of payment with respect to any sub-account maintained for Award Years or a Death Benefit or with respect to his or her entire Account Balance. A new election under this section shall be made by executing and delivering to the Company an election in such form as prescribed by the Company, and shall be irrevocable upon the earlier of the Participant’s Termination of Employment with the Company or twelve (12) months from the date that the change in election is delivered to the Company. To constitute a valid election by a Participant making a prospective change to a previous election, (i) the prospective election must be executed and delivered to the Company at least twelve (12) months before the date the first payment would be due under the Participant’s previous election, and (ii) the first payment must be delayed by at least sixty (60) months from the date the first payment would be due under the Participant’s previous election, and (iii) such change in election shall not be given effect until twelve (12) months from the date that the change in election is delivered to the Company. In the event an election fails to satisfy the provisions set forth in this paragraph, such election shall be void and, if such an election is void, payment shall be made in accordance with the most recent election which was valid.”
3.    Article IX of the Plan is amended by added a new section 11 to read as follows:
“11. Gender-Neutral Pronouns. Notwithstanding anything in the Plan to the contrary, unless the context clearly indicates otherwise, wherever the masculine or feminine is used in this Plan, the same is intended, and shall be understood and interpreted to include all individuals, of any gender, or those who do not identify with any gender. Similarly, the words she, her, hers, herself, he, him, his, himself, they, them, their, theirs, or themself as used in this Plan apply universally regardless of gender.”

LOCKHEED MARTIN CORPORATION

By:	/s/ Greg Karol
Greg Karol
Senior Vice President, Chief Human Resources Officer
Date:	12/16/2021